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Prospectus Supplement to Prospectus dated November 20, 2002

$1,995,670,000*

SLM Student Loan Trust 2002-7

Issuer

SLM Funding Corporation

Depositor

Sallie Mae Servicing L.P.

Servicer

Student Loan-Backed Securities

        On November 26, 2002, the trust will issue:

Class	Principal	Interest Rate	Maturity
Class A-1 Notes	$201,470,000	3-month LIBOR plus 0.00%	March 15, 2010
Class A-2 Notes	$229,400,000	3-month LIBOR plus 0.04%	June 17, 2013
Class A-3 Notes	$198,460,000	3-month LIBOR plus 0.09%	September 15, 2015
Class A-4 Notes	$206,940,000	3-month LIBOR plus 0.18%	September 15, 2017
Class A-5 Notes	€500,000,000	3-month EURIBOR plus 0.27%	September 15, 2021
Class A-6 Notes	$94,550,000	Auction	March 15, 2028
Class A-7 Notes	$100,000,000	Auction	March 15, 2028
Class A-8 Notes	$100,000,000	Auction	March 15, 2028
Class A-9 Notes	$100,000,000	Auction	March 15, 2028
Class A-10 Notes	$100,000,000	Auction	March 15, 2028
Class A-11 Notes	$100,000,000	Auction	March 15, 2028
Class B Notes	$59,850,000	Auction	December 15, 2039

* Assuming $1.01 converts to €1.00.

The trust will make payments primarily from collections on a pool of consolidation student loans. The trust will pay principal first sequentially to the class A-1 through class A-5 notes, in that order, until paid in full, then pro rata, in lots, to the class A-6 through class A-11 notes until paid in full, and finally, in lots, to the class B notes until paid in full. Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes, in each case as set forth in this prospectus supplement.

We are offering the notes through the underwriters at the prices shown below, when and if issued. We have applied for a listing of the class A-1, class A-2, class A-3, class A-4 and class A-5 notes on the Luxembourg Stock Exchange.

You should consider carefully the risk factors beginning on page S-21 of this supplement and on page 20 of the prospectus.

The notes are asset-backed securities issued by a trust. They are not obligations of SLM Corporation, the depositor, Sallie Mae, the servicer or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

	Price to Public	Underwriting Discount	Proceeds to the Depositor
Per Class A-1 Note	100.0%	0.170%	99.830%
Per Class A-2 Note	100.0%	0.200%	99.800%
Per Class A-3 Note	100.0%	0.225%	99.775%
Per Class A-4 Note	100.0%	0.250%	99.750%
Per Class A-5 Note	100.0%	0.350%	99.650%
Per Class A-6 Note	100.0%	0.350%	99.650%
Per Class A-7 Note	100.0%	0.350%	99.650%
Per Class A-8 Note	100.0%	0.350%	99.650%
Per Class A-9 Note	100.0%	0.350%	99.650%
Per Class A-10 Note	100.0%	0.350%	99.650%
Per Class A-11 Note	100.0%	0.350%	99.650%
Per Class B Note	100.0%	0.400%	99.600%

We expect the proceeds to the depositor to be $1,989,816,991 before deducting expenses payable by the depositor estimated to be $875,312.

Neither the SEC nor any state securities commission has approved or disapproved the securities or determined whether this supplement or the prospectus is accurate or complete. Any contrary representation is a criminal offense.

Credit Suisse First Boston	Salomon Smith Barney
________________
Deutsche Bank Securities	Lehman Brothers
Global Co-Managers
HypoVereinsbank
Euro Co-Manager

November 20, 2002

Purpose of this Filing

        SLM Funding LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on November 26, 2002 and can be found at Link to http://www.sec.gov/Archives/edgar/data/949114/000104746902004396/a2094734z424b5.htm. The orginal Prospectus Supplement, as amended, is incorporated herein by reference.

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Purpose of this Filing